Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226096

         PROSPECTUS

Danaos Corporation

99,342,271 Shares of Common Stock

        This prospectus relates to the resale, from time to time, of up to 99,342,271 shares of common stock of Danaos Corporation (referred to herein as "we", "us", "Danaos" or the "Company"), being offered by the selling stockholders identified herein. The selling stockholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may sell shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. See "Plan of Distribution" for more information on the methods of sale that may be used by the selling stockholders.

        We are not offering any common stock for sale under this prospectus, and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

        We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "DAC." On March 14, 2019, the last reported sale price of our common stock was $0.92 per share, as reported by the NYSE.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3 of this prospectus and the "Risk Factors" section of our Annual Report on Form 20-F that is incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2019.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a resale registration statement that we have filed with Securities and Exchange Commission (the "SEC") pursuant to which the selling stockholders named in this prospectus may, from time to time, offer and sell the common stock covered by this prospectus in one or more offerings. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions "Where You Can Find Additional Information" and "Incorporation by Reference of Certain Documents" in this prospectus.

        We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Forward-looking Statements; Cautionary Information."

        The selling stockholders named herein acquired the shares of common stock covered by this prospectus in accordance with the terms of the refinancing agreement we entered into with certain of our lenders and our largest stockholder in 2018 and the transactions contemplated thereby, which we refer to as the "2018 Refinancing". We have entered into a registration rights agreement pursuant to which we agreed to register for resale the common stock beneficially owned by the selling stockholders.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

 INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

        This prospectus incorporates by reference the following documents:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 5, 2019;

  •
  our Registration Statement on Form 8-A filed with the SEC on October 2, 2006, as amended from time to time.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of post-effective amendment no. 1 to the registration statement filing and prior to the effectiveness of post-effective amendment no. 1 to the registration statement and after the date of this prospectus (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the "Investors" section of our website at www.danaos.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Financial Officer

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

 FORWARD-LOOKING STATEMENTS; CAUTIONARY INFORMATION

        All statements in this prospectus (and in the documents incorporated by reference herein) that are not statements of historical fact are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as "forward-looking statements". In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these and other forward- looking statements included in this prospectus (and in the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus (and as of the date of the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

        Factors that might cause future results to differ include, but are not limited to, the following:

  •
  future operating or financial results;

  •
  pending acquisitions and dispositions, business strategies and expected capital spending;

  •
  operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

  •
  general market conditions and shipping market trends, including charter rates, vessel values and factors affecting supply and demand;

  •
  our ability to comply with the terms of the agreements entered into in connection with the 2018 Refinancing;

  •
  our financial condition and liquidity, including our ability to comply with covenants in our financing arrangements and to service or refinance our outstanding indebtedness;

  •
  performance by our charterers of their obligations;

  •
  the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

  •
  our ability to obtain financing in the future to fund acquisitions and other general corporate activities;

  •
  our continued ability to enter into multi-year, fixed-rate period charters with our customers;

  •
  our ability to leverage to our advantage our manager's relationships and reputation in the containership shipping sector of the international shipping industry;

  •
  changes in governmental rules and regulations or actions taken by regulatory authorities;

  •
  potential liability from future litigation; and

  •
  other factors discussed in "Risk Factors" in this prospectus.

v

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of and incorporated by reference into this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in and incorporated by reference into this prospectus. You should read the entire prospectus carefully, and all documents incorporated by reference into this prospectus, including "Risk Factors" and our financial statements and the related notes, before deciding to buy our common stock.

Our Company

        We are an international owner of containerships, chartering our vessels to many of the world's largest liner companies. As of February 28, 2019, we had a fleet of 55 containerships aggregating 327,616 TEUs, making us among the largest containership charter owners in the world, based on total TEU capacity. Gemini Shipholdings Corporation ("Gemini"), in which we have a 49% minority equity interest, had a fleet of four containerships of 23,998 TEU aggregate capacity as of February 28, 2019.

        Our strategy is to charter our containerships principally under multi-year, fixed-rate period charters to a diverse group of liner companies, including many of the largest companies globally, as measured by TEU capacity. As of February 28, 2019, these customers included CMA-CGM, Yang Ming, COSCO, Hyundai Merchant Marine, ZIM Israel Integrated Shipping Services, Hapag Lloyd, Maersk, Evergreen, MSC, ONE and Samudera; and for Gemini, MSC, Hapag Lloyd and TS Lines.

Our Corporate Information

        Danaos Corporation, formerly Danaos Holdings Limited, was formed on December 7, 1998 under the laws of Liberia. We operate through a number of wholly-owned subsidiaries which own the vessels in our fleet. Danaos Holdings Limited was redomiciled in the Marshall Islands on October 7, 2005. In connection with the redomiciliation, the Company changed its name to Danaos Corporation.

        Our principal executive offices are c/o Danaos Shipping Co. Ltd., Athens Branch, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website is http://www.danaos.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

 THE OFFERING

Issuer	Danaos Corporation, a Marshall Islands corporation.
Common stock offered by the selling stockholders	99,342,271 shares of common stock
Common stock issued and outstanding	213,324,455 shares of common stock(1)
Selling stockholders

The selling stockholders are certain of our lenders which were issued shares of common stock in connection with the consummation of our 2018 Refinancing. See "Selling Stockholders" for further discussion.

Determination of offering price

The selling stockholders may sell all or some of the shares of our common stock offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading "Plan of Distribution."

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of any common stock sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of any common stock by the selling stockholders. See "Use of Proceeds."

Risk factors	See "Risk Factors" included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)
As of February 28, 2019.

RISK FACTORS

        You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in "Risk Factors" contained in our Annual Report on Form 20-F for the year ended December 31, 2018, incorporated herein by reference, or the corresponding section in any Annual Report on Form 20-F, and contained in any other reports or in a prospectus supplement to this prospectus, we subsequently file with the SEC, before investing in any securities that may be offered. The risks described in any prospectus supplement and any document incorporated by reference are not the only ones we face, but are those we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our common stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

 USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from any sales of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

 CAPITALIZATION

        The table below sets forth our consolidated capitalization as of December 31, 2018:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect, in the period from January 1, 2019 to February 28, 2019, scheduled debt repayments of $29.2 million, of which $26.3 million relates to our New 2018 Credit Facilities and $3.4 million relates to our Sinosure-CEXIM-Citibank-ABN Amro credit facility.

        Other than these adjustments, there have been no material changes to our capitalization from debt or equity issuances, re-capitalizations, special dividends, or debt repayments as adjusted in the table below between January 1, 2019 and February 28, 2019.

	As of December 31, 2018
	Actual	As adjusted
	(US Dollars in thousands)
Debt:
Total debt(1)	$1,621,885	$1,592,172
Stockholders' equity:
Preferred stock, par value $0.01 per share; 100,000,000 preferred shares authorized and none issued; actual and as adjusted	—	—
Common stock, par value $0.01 per share; 750,000,000 shares authorized; 213,324,455 shares issued and outstanding; actual and as adjusted(2)	2,133	2,133
Additional paid-in capital	725,581	725,581
Accumulated other comprehensive loss	(118,710)	(118,710)
Retained earnings	81,849	81,849

Total stockholders' equity	690,853	690,853

Total capitalization	$2,312,738	$2,283,025

(1)
Net of deferred finance costs of $44.3 million and excluding accumulated accrued interest of $236.4 million outstanding as of December 31, 2018. All of our indebtedness is secured and guaranteed by our subsidiaries. See Note 10 "Long-Term Debt, net" to our consolidated financial statements included in our Annual Report on Form 20-F filed with the SEC on March 5, 2019 and incorporated herein by reference.

(2)
Does not include 15 million warrants issued in 2011 to purchase shares of common stock solely on a cash-less exercise basis, at an exercise price of $7.00 per share, which expired on January 31, 2019. Includes 4,182,832 shares of restricted stock granted on September 14, 2018, of which 2,091,416 are scheduled to vest on December 31, 2019 and 2,091,416 are scheduled to vest on December 31, 2021, subject to satisfaction of the vesting terms.

 SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2019, by the selling stockholders.

        The term "selling stockholder" also includes any transferees, pledgees, donees, or other successors in interest to any of the selling stockholders named in the table below. The information concerning the selling stockholders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

        Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

        The shares of common stock that may be resold under this prospectus by the selling stockholders were issued to the selling stockholders pursuant to a private placement exemption from the registration requirements of the Securities Act, or pursuant to the safe harbor from registration under the Securities Act provided by Regulation S thereunder in connection with our 2018 Refinancing which was consummated on August 10, 2018. The 2018 Refinancing involved our entry into modified or amended and restated credit facilities, reflecting a $551 million reduction in our debt, reset financial and certain other covenants, modified interest rates and amortization profiles and extended debt maturities by approximately five years to December 31, 2023 (or, in some cases, June 30, 2024).

        The number of shares and percentage of ownership indicated in the following table is calculated using 213,324,455 shares of our common stock outstanding on February 28, 2019.

        The following table sets forth information with respect to the selling stockholders and common stock beneficially owned by the selling stockholders that may be offered from time to time pursuant to this prospectus. The selling stockholders may offer all, some or none of their common stock. See "Plan of Distribution."

		Maximum Number of Shares of Common Stock That May Be Offered By This Prospectus	Percentage of Common Stock Beneficially Owned
	Number of Shares of Common Stock Beneficially Owned
			Before Offering	If Maximum Number of Shares Offered are Sold
Selling Stockholders
HSH Nordbank AG(1)	43,942,485	43,942,485	20.6%	—
The Royal Bank of Scotland plc(2)	35,238,185	35,238,185	16.5%	—
Credit Suisse AG(3)	13,272,824	9,379,122	6.2%	1.8%
Piraeus Bank S.A.	4,937,357	4,937,357	2.3%	—
Citibank Overseas Investment Corporation	4,093,948	4,093,948	1.9%	—
Allium Finance S.A.	1,257,438	1,257,438	0.6%	—
Aegean Baltic Bank S.A.	493,736	493,736	0.2%	—

Total	103,235,973	99,342,271	48.4%	1.8%

*
Less than 1% of our outstanding common stock.

(1)
Based on information reported on Amendment No. 1 to Schedule 13D filed with the SEC on December 17, 2018 by HSH Nordbank AG. According to this Amendment No. 1 to Schedule 13D and a Schedule 13D filed with the SEC on December 17, 2018 by Stephen Feinberg, on behalf of

  Craig Court, Inc., the managing member of Craig Court GP, LLC, the general partner of Cerberus Capital Management, L.P., HSH Nordbank AG has entered into a Master Funded Sub-Participation and Trust Agreement (the "Sub-Participation Agreement") with an affiliate of Cerberus Capital Management, L.P., Promontoria North Shipping Designated Activity Company, a designated activity company limited by shares, incorporated under the laws of the Republic of Ireland (the "Participant"). Pursuant to the terms of the Sub-Participation Agreement, HSH Nordbank AG retained legal title to the 43,942,485 shares of common stock included in the above table, but is required to carry out the instructions of the Participant as they relate to these shares of Common Stock, including with respect to the voting and disposition thereof. As a result of the arrangements under the Sub-Participation Agreement, according to the Schedule 13D filed on December 17, 2018, Stephen Feinberg, through one or more intermediate entities, possesses the shared power to vote and the shared power to direct the disposition of these 43,942,485 shares of common stock and, thus, may be deemed to beneficially own 43,942,485 shares of our common stock.

(2)
Based on information reported on a Schedule 13G jointly filed with the SEC on August 13, 2018 by The Royal Bank of Scotland plc, NatWest Holdings Limited and The Royal Bank of Scotland Group plc.

(3)
Based on information reported on a Schedule 13G filed with the SEC on February 13, 2019 by Credit Suisse AG.

PLAN OF DISTRIBUTION

        The selling stockholders may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our common stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which our shares of common stock are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  short sales, either directly or with a broker-dealer or affiliate thereof;

  •
  through the writing of options on the common stock, whether or not the options are listed on an options exchange;

  •
  through loans or pledges of the common stock to a broker-dealer or an affiliate thereof;

  •
  by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

  •
  through the distribution by any selling stockholder to its partners, members or stockholders;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  •
  any combination of any of these methods of sale.

        For example, the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified amount of our common stock at a stipulated price per share. If the broker-dealer is unable to sell the common stock acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the common stock from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

        In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also short sell common stock and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may also sell common stock pursuant to Rule 144 under the Securities Act.

        We do not know of any arrangements by the selling stockholders for the sale of our common stock.

        To the extent required under the Securities Act, the aggregate amount of selling stockholders' common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' common stock for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

        The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

        We agreed to register the common stock under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        We will not receive any proceeds from sales of any common stock by the selling stockholders.

        We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

 TAXATION

        You should carefully read the discussion of the principal U.S. Federal income tax, Marshall Islands and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our Annual Report on Form 20-F entitled "Item 10. Additional Information—Tax Considerations."

 EXPENSES

        The following table sets forth the costs and expenses payable by us in connection with registering the common stock that may be sold by selling stockholders under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$21,644.20
Legal fees and expenses	$45,000.00
Accounting fees and expenses	$54,000.00
Transfer agent and registrar fees	$15,000.00
Miscellaneous	$14,355.80

Total	$150,000.00

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the common stock offered hereby and certain other legal matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Danaos Corporation

P R O S P E C T U S

March 15, 2019